Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 22, 2010 (except for Note 11, as to which the date is November 19, 2010), in the Registration Statement (Form S-1) and the related Prospectus of Peregrine Semiconductor Corporation for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

November 19, 2010